Exhibit 99.1

NEWS RELEASE

Public Relations:

Mike Silverman

AMD Public Relations

(512) 602-3781

michael.silverman@amd.com

Investor Relations:

Ruth Cotter

AMD Investor Relations

(408) 749-3887

ruth.cotter@amd.com

AMD Appoints Jack Harding to Board of Directors

SUNNYVALE, Calif. — August 29, 2012 — AMD (NYSE: AMD) announced today that Jack Harding has been appointed to the company’s board of directors. Harding currently serves as president and chief executive officer and a member of the board of directors of eSilicon Corporation, a privately-held semiconductor design and manufacturing services provider he co-founded. eSilicon designs and manufactures complex, custom chips for a broad and growing portfolio of large and small firms. Harding brings more than 25 years of management experience in the semiconductor industry to the board, especially in the area of ASIC and system on a chip (SoC) design, productization and manufacturing.

“Jack’s wealth of industry experience and familiarity with evolving industry trends make him a perfect choice to join the AMD board,” said Bruce Claflin, chairman, AMD Board of Directors. “As AMD establishes itself as a more nimble, flexible semiconductor design innovator, Jack’s operational experience, strategic expertise and business acumen for bringing SoC and custom integrated circuit solutions to market should add tremendous value for AMD’s future business.”

“I’m delighted to join AMD’s board,” said Harding. “AMD is a world-class company and I look forward to being part of its fine team.”

Before co-founding eSilicon, Harding served as president and chief executive officer and member of the board of directors of Cadence Design Systems, which acquired his former employer, Cooper & Chyan Technology, Inc. He has held a variety of senior management positions at Zycad Corporation, and his career includes positions with TXL and IBM Corporation.

Harding also serves on the board of directors of RF Micro Devices and the Global Semiconductor Alliance (GSA). He has also served as a member of the steering committee at the U.S. Council on Competitiveness and is a former National Academies committee member for Software, Growth, and the Future of the U.S. Economy. He holds a bachelor of arts in Chemistry and Economics from Drew University, and attended the Stern School of Business at New York University.

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About AMD

AMD (NYSE: AMD) is a semiconductor design innovator leading the next era of vivid digital experiences with its groundbreaking AMD Accelerated Processing Units (APUs) that power a wide range of computing devices. AMD’s server computing products are focused on driving industry-leading cloud computing and virtualization environments. AMD’s superior graphics technologies are found in a variety of solutions ranging from game consoles, PCs to supercomputers. For more information, visit http://www.amd.com.

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